Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”), dated as of February 13, 2014, by and between JOS. A. Bank Clothiers, Inc., a Delaware corporation (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, (“Rights Agent”), is made with reference to the following facts:

A.           The Company and the Rights Agent entered into that certain Rights Agreement (the “Rights Agreement”), dated as of September 6, 2007 and amended as of January 3, 2014 (the “First Amendment”), in order to implement a shareholder rights plan as more fully described therein. Terms with initial letters capitalized that are not otherwise defined herein shall have their respective meanings as set forth in the Rights Agreement.

B.           Pursuant to Section 27 of the Rights Agreement, the Company may amend or supplement any provision of the Rights Agreement, prior to a Distribution Date, which the Company may deem necessary or desirable, without approval of any holders of Rights Certificates, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment.

C.           The Company, EVEREST TOPCO LLC (“Seller”) and EVEREST HOLDINGS LLC (“Holdings”) have proposed to enter into a Membership Interest Purchase Agreement (as it may be amended or supplemented from time to time, the “Purchase Agreement”) dated February 13, 2014, pursuant to which, among other things, Seller will sell, and the Company will purchase, all of the membership interests of Holdings on the terms and conditions set forth in the Purchase Agreement, the consideration to be paid by the Company to include Common Shares.

D.           The Company desires to amend the Rights Agreement in certain respects as set forth herein, to provide that neither Seller nor or any of its respective Associates or Affiliates shall be deemed an Acquiring Person, and that neither a Shares Acquisition Date nor a Distribution Date shall be deemed to occur, as a result of the execution, delivery or performance of the Purchase Agreement or the consummation of the transactions contemplated thereby.

E.           The Company, pursuant to a resolution duly adopted by its Board of Directors, has determined that it is desirable to amend the Rights Agreement as provided in this Amendment.

F.           The Company hereby states that there is not as of the date hereof any Acquiring Person and no Distribution Date has occurred under the Rights Agreement.

G.           The Company hereby states that all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the Rights Agreement as follows:

1.             Amendment of Section 1(a).  The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

“(a)          “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or that, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares then outstanding. Notwithstanding the foregoing, (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company or (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company, (B) no Person shall become an “Acquiring Person” (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 10% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 10% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 10% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” (ii) as the result of the acquisition of Common Shares directly from the Company; provided, however, that if a Person shall become the Beneficial Owner of 10% or more of the Common Shares then outstanding by reason of share purchases or issuances directly from the Company and shall, after that date, become Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then Beneficially Own more than 10% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person,” (iii) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the other provisions of this Section 1(a), has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the other provisions of this Section 1(a), then such

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Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 10% or more of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a), (iv) if, as of January 3, 2014, any Person is the Beneficial Owner of nine percent (9%) or more of the Common Shares then outstanding, but no greater than nineteen and ninety-nine one hundredths percent (19.99%) of the Common Shares then outstanding, such Person shall not be or become an “Acquiring Person,” as defined pursuant to the other provisions of this paragraph (a), provided that such Person is not (and does not acquire Beneficial Ownership of additional Common Shares such that it becomes) the Beneficial Owner of a percentage of the Common Shares outstanding that is greater (by more than one percent (1%) of the Common Shares then outstanding) than (x) the percentage of the Common Shares outstanding as to which such Person had beneficial ownership on January 3, 2014 or (y) such lesser percentage as to which such Person has beneficial ownership following any transfer of the Company’s securities by such Person after January 3, 2014 (the lower of the percentages described by clauses (x) and (y), the “Applicable Percentage”); provided, however, that this subsection (iv) shall pertain, as to any such Person, only until the first time, following January 3, 2014, as such Person has beneficial ownership of less than nine percent (9%) of the Common Shares then outstanding; provided, further that no Person described in this clause (iv) shall become an “Acquiring Person” solely as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to greater than such Person’s Applicable Percentage then outstanding; provided, further, that if such Person shall become the Beneficial Owner of a percentage of the Common Shares outstanding that is greater than such Person’s Applicable Percentage by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company, then such person shall be deemed to be an “Acquiring Person,” or (v) who or which otherwise would be an Acquiring Person as of January 3, 2014 solely as a result of giving effect to Section 2 of this Amendment; provided, however, that such Person shall become an Acquiring Person if, following the Close of Business on January 3, 2014, such Person, together with all Affiliates and Associates of such Person, acquires Beneficial Ownership (after giving effect to Section 2 of this Amendment) of additional shares of Common Shares representing one percent (1%) or more of the Common Shares, (C) FMR LLC (referred to collectively with its Affiliates and Associates as “FMR”) shall not become an Acquiring Person, unless and until FMR shall acquire Beneficial Ownership of additional Common Shares such that it becomes the Beneficial Owner of a percentage of the Common Shares outstanding that is greater (by more than one percent (1%) of the Common Shares then outstanding) than FMR’s Applicable Percentage; provided, however, that this clause (C) shall pertain only until the first time, following January 3, 2014, as FMR has beneficial ownership of less than nine percent (9%) of the Common Shares then outstanding; provided, further that FMR shall not become an “Acquiring Person” solely as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the proportionate number of Common Shares beneficially owned by FMR to greater than FMR’s Applicable Percentage of the Common Shares then outstanding; provided, further, that if FMR

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shall become the Beneficial Owner of a percentage of the Common Shares then outstanding that is greater than FMR’s Applicable Percentage by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company, then FMR shall be deemed to be an “Acquiring Person,” and (D) none of EVEREST TOPCO LLC nor any of its Affiliates or Associates (referred to collectively as “Everest”) shall become an “Acquiring Person,” nor shall any provision of this Agreement become effective, in each case by virtue of (i) the authorization, execution or delivery of, or their entry into, the Membership Interest Purchase Agreement, to be dated as of February 13, 2014 by and among the Company, EVEREST HOLDINGS LLC and EVEREST TOPCO LLC (as it may be amended or supplemented from time to time, the “Purchase Agreement”), (ii) their acquisition, or their right to acquire, Beneficial Ownership of Common Shares pursuant to the Purchase Agreement or (iii) the announcement or consummation of the transactions contemplated by the Purchase Agreement in accordance with and pursuant to the terms and conditions thereof, unless and until Everest shall acquire Beneficial Ownership of additional Common Shares such that it becomes the Beneficial Owner of a percentage of the Common Shares outstanding (such percentage, the “Everest Applicable Percentage”) that is greater (by more than one percent (1%) of the Common Shares then outstanding) than (x) the percentage of the Common Shares outstanding as to which Everest shall have Beneficial Ownership as of immediately after the consummation of the transactions contemplated by the Purchase Agreement, including the Issuer Tender Offer (as defined therein) (the date of such consummation, the “Everest Closing Date”) or (y) such lesser percentage as to which Everest has Beneficial Ownership following any transfer of the Company’s securities by Everest after the Everest Closing Date; provided, however, that Everest shall not become an “Acquiring Person” solely as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the proportionate number of Common Shares beneficially owned by Everest to greater than the Everest Applicable Percentage of the Common Shares then outstanding; provided, further, that if Everest shall become the Beneficial Owner of a percentage of the Common Shares then outstanding that is greater than the Everest Applicable Percentage by reason of share purchases by the Company and shall, following written notice from the Company, acquire Beneficial Ownership of any additional Common Shares without the prior consent of the Company (other than, for the avoidance of doubt, as the result of an acquisition of Common Shares by the Company), then Everest shall be deemed to be an “Acquiring Person”; provided, further, however, that this clause (D) shall pertain only until the first time, following the Everest Closing Date, as Everest has Beneficial Ownership of less than nine percent (9%) of the Common Shares then outstanding.

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2.             Amendment of Section 1(n).  Section 1(n) of the Rights Agreement is amended to add the following at the end of such section:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Purchase Agreement or the consummation of the transactions contemplated by the Purchase Agreement, or the entry into this Amendment, or the announcement of any of the foregoing.”

3.             New Section 35. New Section 35 is added to the end of the Rights Agreement to read in its entirety as follows:

Section 35. Purchase Agreement. Notwithstanding any other provision of this Agreement, none of the execution, delivery or performance of the Purchase Agreement or the consummation of the transactions contemplated thereby, or the entry into this Amendment, or the announcement of any of the foregoing, shall result in a Distribution Date or a Shares Acquisition Date or in any way permit any Rights to be exercised for any capital stock, cash, property or other consideration or exchanged pursuant to Section 24, nor will such execution, delivery and performance of the Purchase Agreement or the consummation of the transactions contemplated thereby result in any separation of the Rights from the underlying Common Shares or require or permit the Rights to be evidenced by, or to be transferable pursuant to, Right Certificates separate from certificates for the Common Shares or the Company, nor result in any adjustment pursuant to this Agreement, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise increase the rights of, or grant any rights to, the holders of the Rights or any other Person under this Agreement, including giving the holders of the Rights the right to acquire any capital stock, cash or other property of any party to the Purchase Agreement or any Affiliate of EVEREST TOPCO LLC.

4.             Amendment to Exhibit C (Summary of Rights).  Exhibit C to the Rights Agreement is hereby deleted and replaced in its entirety with the revised Summary of Rights attached hereto as Exhibit 1.

5.             Termination of Amendment. Notwithstanding anything in this Amendment to the contrary, in the event that, prior to the Closing Date (as defined in the Purchase Agreement), the Purchase Agreement is terminated in accordance with its terms, this Amendment shall terminate and be of no further force or effect. The Company shall promptly notify the Rights Agent if this Amendment terminates pursuant to this Section 5.

6.             Agreement as Amended.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by the First Amendment and by this Amendment. Except as set forth in the First Amendment and in this Amendment, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby. Any

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modification to the provisions of the Rights Agreement pursuant to the Stock Dividend shall be of no further force or effect.

7.             Severability. If any term, provision or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions or restriction of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.             Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

9.             Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

10.         Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

Attest:		Jos. A. Bank Clothiers, Inc.

By:	/s/ Charles D. Frazer	By:	/s/ David E. Ullman
Name:	Charles D. Frazer	Name:	David E. Ullman
Title: Senior Vice President, General Counsel and Secretary		Title:	Executive Vice President-Chief Financial Officer and Principal Financial and Accounting Officer

Attest:		Continental Stock Transfer & Trust
Company

By:	/s/ Jeanne Schaffer	By:	/s/ Mark Zimkind
Name:	Jeanne Schaffer	Name:	Mark Zimkind
Title:	Vice President Shareholder Services	Title:	Vice President and Director of Shareholder Services

Exhibit 1

Amended Summary of Rights

JOS. A. BANK CLOTHIERS, INC.

SUMMARY OF RIGHTS TO PURCHASE
PREFERRED SHARES

On September 5, 2007, the Board of Directors of JOS. A. BANK CLOTHIERS, INC. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”), of the Company.  The dividend is effective as of September 20, 2007 (the “Record Date”) with respect to the stockholders of record on that date.  The Rights will also attach to new Common Shares issued after the Record Date.  Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Preferred Shares”), of the Company at a price of $200.00 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment.  Each Preferred Share is designed to be the economic equivalent of 100 Common Shares.  The description and terms of the Rights are set forth in a Rights Agreement dated as of September 6, 2007 (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company (the “Rights Agent”).

On January 3, 2014 (the “First Amendment Date”), the Rights Agreement was modified, pursuant to Amendment No. 1 to the Rights Agreement (“Amendment No. 1”), to: (i) decrease the beneficial ownership threshold from 20% to 10% by which any person or entity (together with all affiliates and associates of such person or entity) becomes an Acquiring Person (defined below) as contemplated by the Rights Agreement (subject to certain exceptions as set forth therein); (ii) include provisions in respect of certain derivative or synthetic arrangements having characteristics of a long position in the Common Shares in the definition of securities which a person or entity would be deemed to beneficially own; (iii) increase the Purchase Price to $250; and (iv) allow the Company’s Board of Directors to redeem the Rights for any reason at any time prior to the close of business on Distribution Date (as defined below).

On February 13, 2014, the Company (the “Second Amendment Date”), the Rights Agreement was modified, pursuant to Amendment No. 2 to the Rights Agreement (“Amendment No. 2”). Amendment No. 2 provides that none of Everest Topco LLC or any of its associates or affiliates shall be deemed an Acquiring Person, and that a Shares Acquisition Date shall not be deemed to occur, as a result of the execution, delivery or performance of the Membership Interest Purchase Agreement, dated as of February 13, 2014 by and among the Company, Everest Topco LLC and Everest Holdings LLC (as it may be amended from time to time, the “Purchase Agreement”) or the consummation of the transactions contemplated thereby. Amendment No. 2 also amends the Rights Agreement with respect to FMR LLC and any other person that beneficially owned between 10% and 20% of the Common Shares outstanding on January 3, 2014 to clarify the scope of the definition of “Acquiring Person” as it applies to such persons in the event that the Company purchases Common Shares, whether through an issuer tender offer or otherwise.

DETACHMENT AND TRANSFER OF RIGHTS

Initially, the Rights will be evidenced by the stock certificates representing Common Shares then outstanding, and no separate Right Certificates will be distributed.  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, has become an “Acquiring Person” (as such term is defined in the Rights Agreement) or (ii) 10 business days (or such later date as the Board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by an Acquiring Person of 10% or more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate.

Generally, under the Rights Agreement, an “Acquiring Person” will not be deemed to include (A) the Company, (B) a subsidiary of the Company, (C) any employee benefit or compensation plan of the Company or any subsidiary of the Company, or (D) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any subsidiary of the Company. In addition, except in certain circumstances as set forth in the Rights Agreement, (i) no person will become an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the percentage of Common Shares beneficially owned by such person to 10% or more of the Common Shares then outstanding, (ii) no person will become an Acquiring Person as the result of the acquisition of Common Shares directly from the Company; unless, in the case of either subsection (i) and (ii), such person thereafter acquires additional Common Shares without the Company’s prior consent, (iii) no person will become an Acquiring Person if the Board determines in good faith that such person who would otherwise be an Acquiring Person, became an Acquiring Person inadvertently and such person divests enough shares to no longer be an Acquiring Person; provided that, such person will be deemed to be an Acquiring Person if he or she subsequently increases the percentage of Common Shares beneficially owned to 10% or more, subject to the exceptions described herein, (iv) FMR LLC and its affiliates and associates (“FMR”) shall not become an Acquiring Person unless and until FMR shall acquire beneficial ownership of additional Common Shares outstanding that is greater (by more than one percent of the Common Shares then outstanding) than the Applicable Percentage (as defined below) of FMR, (v) no person who beneficially owned 9% or more, but no greater than 19.99% of the Common Shares issued and outstanding as of the First Amendment Date shall be deemed an Acquiring Person so long as such person is not (and does not acquire beneficial ownership of additional Common Shares such that it becomes) the beneficial owner of a percentage of Common Shares outstanding that is greater (by more than one percent of the Common Shares then outstanding) than (1) the percentage of Common Shares outstanding as to which such person had beneficial ownership on the First Amendment Date or (2) such lesser percentage as to which such person has beneficial ownership following any transfer of the Company’s securities by such person after the First Amendment Date (the lower of the percentages described in clauses (1) and (2), the “Applicable Percentage”); provided further that subsections (iv) and (v) shall apply to such person only until the first time, following the First Amendment Date, as such person beneficially owns less than 9% of the Common Shares then issued and outstanding; provided, further that no person described in subsections (iv) or (v) shall become an Acquiring Person solely as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the proportionate number of Common Shares beneficially owned by such person to greater than such person’s Applicable Percentage of the Common Shares then outstanding; provided, further, that if such person described in subsections (iv) or (v) shall become the beneficial owner of a percentage of the Common Shares then outstanding that is greater than such person’s Applicable Percentage by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company, become the beneficial owner of any additional Common Shares without the prior consent of the Company, then such person shall be deemed to be an Acquiring Person; (vi) no person will become an Acquiring Person who or which otherwise would be an Acquiring Person as of the First Amendment Date solely as a result of giving effect to the amendment in the definition of securities which a person or entity would be deemed to beneficially own in respect of certain derivative or synthetic arrangements having characteristics of a long position in the Common Shares pursuant to Amendment No. 1; provided that such person shall become an Acquiring Person if, following the close of business on the First Amendment Date, such person, together with all affiliates and associates of such Person, acquires beneficial ownership (after giving to the amendment to the definition of securities which a person or entity would be deemed to beneficially own pursuant to Amendment No. 1) of additional Common Shares representing 1% or more of the Common Shares; and (vii) none of EVEREST TOPCO LLC nor any of its affiliates or associates (referred to collectively as “Everest”) shall become an “Acquiring Person,” nor shall any provision of the Rights Agreement become effective, in each case by virtue of (i) the authorization, execution or delivery of, or their entry into, the Membership Interest Purchase Agreement, dated as of February 13, 2014 by and among the Company, EVEREST HOLDINGS LLC and EVEREST TOPCO LLC (as it may be amended or supplemented from time to time, the “Purchase Agreement”), (ii) their acquisition, or their right to acquire, beneficial ownership of Common Shares pursuant to the Purchase Agreement or (iii) the announcement or consummation of the transactions contemplated by the Purchase Agreement in accordance with and pursuant to the terms and conditions thereof, unless and until Everest shall acquire beneficial ownership of additional Common Shares such that it becomes the beneficial owner of a percentage of the Common Shares outstanding (such percentage, the “Everest Applicable Percentage”) that is greater (by more than one percent (1%) of the Common Shares then outstanding) than (x) the percentage of the Common Shares outstanding as to which Everest shall have beneficial ownership as of immediately after the consummation of the transactions contemplated by the Purchase Agreement, including the Issuer Tender Offer (as defined therein) (the date of such consummation, the “Everest Closing Date”) or (y) such lesser percentage as to which Everest has beneficial ownership following any transfer of the Company’s securities by Everest after the Everest Closing Date; provided, however, that Everest shall not become an “Acquiring Person” solely as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares issued and outstanding, increases the proportionate number of Common Shares beneficially owned by Everest to greater than the Everest Applicable Percentage of the Common Shares then outstanding; provided, further, that if Everest shall become the Beneficial Owner of a percentage of the Common Shares then outstanding that is greater than the Everest Applicable Percentage by reason of share purchases by the Company and shall, following written notice from the Company, acquire Beneficial Ownership of any additional Common Shares without the prior consent of the Company (other than, for the avoidance of doubt, as the result of an acquisition of Common Shares by the Company), then Everest shall be deemed to be an “Acquiring Person”; provided, further, however, that this clause (D) shall pertain only until the first time, following the Everest Closing Date, as Everest has Beneficial Ownership of less than nine percent (9%) of the Common Shares then outstanding.

In general, pursuant to the Rights Agreement, a person is deemed to beneficially own Common Shares (i) that such person or its affiliates or associates would be deemed to beneficially own within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, (ii) that such person or its affiliates or associates have the right to acquire or vote, (iii) that are beneficially owned, directly or indirectly, by any other person with which such person or any of such person’s affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, and (iv) at are the subject of (or synthetically owned pursuant to) a derivative transaction entered into by such person or any of such person’s affiliates or associates, including, for these purposes, any derivative security acquired by such person or any of such person’s affiliates or associates, that gives such person or any of such person’s affiliates or associates the economic equivalent of ownership of.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable with and only with the Common Shares.  Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference.  Until the Distribution Date (or earlier redemption or expiration of the Rights) the surrender or transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.  As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

EXERCISABILITY OF RIGHTS

The Rights are not exercisable until the Distribution Date.  The Rights will expire on September 20, 2017 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable or payable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.  The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares, or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase

Price.  No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

TERMS OF PREFERRED SHARES

Preferred Shares purchasable upon exercise of the Rights will not be redeemable.  Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, when, as and if declared by the Board of Directors, but will be entitled to an aggregate dividend of 100 times any dividend declared per Common Share.  In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share.  Each Preferred Share will have 100 votes, voting together with the Common Shares.  Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share.  These rights are protected by customary anti-dilution provisions.  Because of the nature of the Preferred Shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.  The Preferred Shares would rank junior to any other series of the Company’s preferred stock.

TRIGGER OF FLIP-IN AND FLIP-OVER RIGHTS

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the Purchase Price.

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its affiliates or associates or certain other persons in which such persons have an interest, proper provision will be made so that each such holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Purchase Price.

REDEMPTION AND EXCHANGE OF RIGHTS

At any time prior to the earlier of the close of business on (i) the Distribution Date, or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem all, but not less than all, of the Rights at a price of $0.01 per Right (the “Redemption Price”).  In general, the redemption of the Rights may be made effective at such time, on such basis and subject to such conditions as the Board of Directors in its sole discretion may establish.  Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or, under circumstances set forth in the Rights Agreement, cash, property or other securities of the Company, including fractions of a Preferred Share (or of a share of a class or series of the Company’s preferred stock having equivalent designations and the powers, preferences and rights, and the qualifications, limitations and restrictions), per Right (with value equal to such Common Shares).

AMENDMENT OF RIGHTS

The terms of the Rights generally may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as the Rights become detached no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person or its affiliates or associates).

ADDITIONAL INFORMATION

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission (the “SEC”) as an Exhibit to a Current Report on Form 8-K dated September 7, 2007.  A copy of Amendment No. 1 to the Rights Agreement has been filed with the SEC as an Exhibit to a Current Report on Form 8-K dated January 3, 2014. A copy of Amendment No. 2 to the Rights Agreement has been filed with the SEC as an Exhibit to a Current Report on Form 8-K dated February 14, 2014. A copy of the Rights Agreement, Amendment No. 1 and Amendment No. 2 are available from the Company by writing to: Jos. A. Bank Clothiers, Inc., 500 Hanover Pike, Hampstead, MD 21074, Attention:  General Counsel.  This summary description of the Rights is not intended to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.